NEWS RELEASE


FOR IMMEDIATE RELEASE                       Stock Symbol: BFSB
January 29, 2007                            Traded on Nasdaq Global Market

CONTACT:
Angelo J. Di Lorenzo
President and Chief Executive Officer
(718) 855-8500


                       BROOKLYN FEDERAL BANCORP ANNOUNCES
             OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL 2007


BROOKLYN, N.Y. - January 29, 2007 - Brooklyn Federal Bancorp, Inc. (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank, today reported net income for the quarter ended December 31, 2006 of $1.7 million, an increase of $559,000, or 49.5%, compared to net income of $1.1 million for the quarter ended December 31, 2005. The Company reported basic and diluted earnings of $0.13 per share and $0.09 per share for the quarters ended December 31, 2006 and 2005, respectively. On January 18, 2007, the Company's Board of Directors announced the Company's initial quarterly cash dividend of $0.03 per share for stockholders of record as of February 16, 2007, payable on February 28, 2007. The Company also announced, at that time, the commencement of a stock repurchase program for up to $1.5 million of the Company's common stock shares.

Total assets at December 31, 2006 were $405.1 million, a decrease of $2.9 million, or 0.7%, compared to total assets of $408.0 million at September 30, 2006. The decrease was primarily due to decreases in our securities portfolios of $4.8 million, or 5.3%, to $86.5 million from $91.4 million at September 30, 2006, loans held-for-sale of $1.1 million, or 1.2%, to $91.1 million from $92.2 million at September 30, 2006, loans receivable, net of allowance for loan losses of $1.7 million, or 0.9%, to $192.6 million from $194.4 million at September 30, 2006, investments in certificates of deposit of $594,000, or 8.3%, to $6.6 million from $7.2 million at September 30, 2006 and Federal Home Loan Bank ("FHLB") of New York stock of $545,000, or 19.6%, to $2.2 million from $2.8 million at September 30, 2006. These decreases were offset in part by an increase in cash and due from banks of $6.0 million, or 146.6% to $10.1 million from $4.1 million at September 30, 2006.

Total deposits increased by $7.8 million, or 2.9%, to $278.8 million at December 31, 2006 from $271.0 million at September 30, 2006. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $12.1 million, or 24.5%, at December 31, 2006 to $37.3 million from $49.4 million at September 30, 2006. Stockholders' equity increased by $1.7 million, or 2.2%, to $81.7 million at December 31, 2006 from $80.0 million at September 30, 2006, primarily due to the addition of net income.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2005.

Net interest income before provision for loan losses increased $1.0 million, or 30.5%, to $4.4 million for the quarter ended December 31, 2006 compared to $3.4 million for the quarter ended December 31, 2005. Interest income for the first quarter of fiscal 2007, increased $2.2 million, or 46.5%, to $7.1 million compared to $4.9 million for the comparable quarter in fiscal 2006. Interest expense increased $1.3 million, or 81.5%, to $2.8 million for the quarter ended December 31, 2006 from $1.5 million for the quarter ended December 31, 2005.

The average balance of loans, including loans held-for-sale and excluding loan loss allowances increased $86.5 million, or 42.0%, to $292.3 million for the quarter ended December 31, 2006 compared to $205.8 million for the quarter ended December 31, 2005. The total average balance of available-for-sale securities, held-to-maturity securities and other interest-earning assets decreased $28.8 million, or 22.1%, to $101.6 million for the quarter ended December 31, 2006 compared to $130.4 million for the comparable period in fiscal 2006. The average yield on total interest-earning assets increased 146 basis points to 7.26% for the quarter ended December 31, 2006 compared to 5.80% for the comparable period in fiscal 2006. The average balance of total interest-bearing deposits, which includes savings accounts, money market, N.O.W. accounts and certificates of deposit, increased by $11.8 million, or 4.8%, to $256.7 million for the quarter ended December 31, 2006 compared to $244.9 million for the same quarter in fiscal 2006. The average balance of total borrowings, which consist of short and long term advances from the FHLB of New York, increased by $37.2 million, or 462.8%, to $45.2 million for the quarter ended December 31, 2006 compared to $8.0 million for the quarter ended December 31, 2005. The average cost of total interest-bearing liabilities increased 127 basis points to 3.69% for the quarter ended December 31, 2006 compared to 2.42% for the comparable period in fiscal 2006.

The provision for loan losses increased $30,000, or 230.8%, to $17,000 for the quarter ended December 31, 2006 from a recovery of $13,000 for the same quarter in fiscal 2006. The primary reason for this increase was the growth in the Bank's commercial mortgage, construction and consumer loan originations. As reported in the Company's Form 10-K for the Year Ended September 30, 2006, filed with the Securities and Exchange Commission on December 29, 2006, the Bank classified as special mention a $1.8 million commercial mortgage loan securing a property in Whitestone, New York which was past maturity as of October 1, 2006. During January 2007, the Bank received a payment from the borrower partially paying down the principal. The Bank continues to classify this loan as special mention and non-performing due to its being past maturity. Foreclosure proceedings were instituted in October 2006 and are continuing.

Non-interest income increased by $76,000, or 10.7%, to $785,000 for the quarter ended December 31, 2006 from $709,000 for the same quarter in fiscal 2006. The increase was primarily due to an increase in banking fees and service charges of $96,000, offset in part by reductions in net gain on sale of loans held-for-sale of $14,000 and other non-interest income of $6,000. Other non-interest income included BOLI income for the quarter ended December 31, 2006 of $84,000 compared to $66,000 for the quarter ended December 31, 2005.

Non-interest expense increased $139,000, or 6.2%, to $2.4 million for the quarter ended December 31, 2006 from $2.3 million for the same period in fiscal 2006. The increase was partially due to compensation and benefit expense increases of $34,000, there were also increases in occupancy and equipment expense of $21,000, professional fees of $38,000 and other costs of $47,000, offset by a reduction in data processing service charges of $1,000.

Provision for income taxes increased by $367,000, or 54.1%, to $1.0 million for the quarter ended December 31, 2006 compared to $679,000 for the same period in fiscal 2006. The primary reason for the increase in this first fiscal quarter of 2007 was increased income before income taxes.

Brooklyn Federal Savings Bank operates four banking offices, two located in Brooklyn and one each in Nassau and Suffolk Counties, New York. Additional financial data for the fiscal quarter ended December 31, 2006 will be furnished in the Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.


FINANCIAL HIGHLIGHTS
                                                             At December 31,           At September 30,
                                                                  2006                       2006
                                                             ------------------------------------------
                                                                            (In thousands)
Selected Financial Condition Data:

Total assets                                                    $ 405,104                  $ 408,045
Cash and due from banks                                            10,058                      4,078
Certificates of deposit                                             6,566                      7,160
Securities available-for-sale                                       4,439                      4,389
Securities held-to-maturity                                        82,086                     86,972
Loans receivable, net                                             192,607                    194,355
Loans held-for-sale                                                91,100                     92,243
Deposits                                                          278,772                    271,003
Borrowings                                                         37,307                     49,407
Stockholders' equity                                               81,698                     79,963



                                                                     For the Three Months Ended
                                                                             December 31,
                                                               -------------------------------------
                                                                    2006                   2005
                                                               -----------------   -----------------
                                                               (In thousands, except per share data)
Selected Operating Data:

Interest income                                                   $ 7,147                 $ 4,878
Interest expense                                                    2,783                   1,533
                                                               -----------------   -----------------
     Net interest income before provision for loan losses           4,364                   3,345
Provision for loan losses                                              17                     (13)
                                                               -----------------   -----------------
     Net interest income after provision for loan losses            4,347                   3,358
Non-interest income                                                   785                     709
Non-interest expense                                                2,398                   2,259
                                                               -----------------   -----------------
Income before income taxes                                          2,734                   1,808
Provision for income taxes                                          1,046                     679
                                                               -----------------   -----------------
     Net income                                                   $ 1,688                 $ 1,129
                                                               =================   =================
     Basic earnings per common share                              $  0.13                 $  0.09
     Diluted earnings per common share                            $  0.13                 $  0.09



                                                                    For the Three Months Ended
                                                                             December 31,
                                                               -------------------------------------
                                                                    2006                   2005
                                                               -----------------   -----------------

Selected Financial Ratios:

Performance Ratios:
Return on average assets (1)                                            1.64  %            1.28  %
Return on average equity (1)                                            8.34  %            5.98  %
Interest rate spread     (2)                                            3.57  %            3.38  %
Net interest margin      (1) (3)                                        4.43  %            3.98  %
Efficiency ratio         (4)                                           46.57  %           55.72  %
Non-interest expense to
   average total assets  (1)                                            2.34  %            2.57  %
Average interest-earning assets to
   average interest-bearing liabilities                               130.47  %          132.93  %

Asset Quality Ratios:
Non-performing assets as a percent of total assets                      0.46  %            0.05  %
Non-performing loans as a percent of total loans                        0.66  %            0.09  %
Allowance for loan losses as a percent of total loans                   0.62  %            0.63  %


(1) Ratio is annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.